TRUPANION, INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

As amended on February 13, 2025

I.PURPOSE

It is illegal for any employee, officer, consultant, contractor, director, or other service provider of Trupanion, Inc. (collectively with its subsidiaries, the “Company”) to trade in the securities of the Company or securities of other publicly traded companies while in the possession of material nonpublic information. It is also illegal for any employee, officer, consultant, contractor, director or other service provider of the Company to give material nonpublic information to others who may trade on the basis of that information.

In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its employees, officers, consultants, contractors, directors, and other service providers, members of their immediate families and others living in their households, and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers, consultants, contractors, directors, or other service providers have or share voting or investment control.

II.SCOPE

A.This policy covers all employees, officers, consultants, contractors, directors, and other service providers of the Company, members of their immediate families and others living in their households and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers, consultants, contractors, directors, or other service providers have or share voting or investment control (collectively referred to herein as “employees, officers or directors”). Employees, officers or directors are responsible for ensuring compliance by their immediate families and other members of their households and entities over which they exercise voting or investment control.

B.This policy applies to any and all transactions in the Company’s securities, including shares of its Common Stock and options to purchase Common Stock (as described in more detail in Section VI.E below), however acquired, securities not issued by the Company but related to the Company's securities, and any other type of securities that the Company may issue, such as preferred shares, convertible debentures, warrants and exchange-traded options or other derivative securities.

C.This policy will be delivered to all employees, officers and directors upon its adoption by the Company, and to all new employees, officers and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy or any revised versions, each employee, officer or director must sign a certification that he or she has received a copy and agrees to comply with the terms of this policy. This certification and agreement will constitute consent for the Company to impose sanctions for violation of this policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that any of its policies has been violated. Section 16 Parties, as defined below, may be required to certify compliance with this policy on an annual basis.

D.This policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (“Rule 10b5-1”), subject to the approval of the Compliance Officer (as defined in Section IV below).

E.The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this policy.

III.SECTION 16 PARTIES; ACCESS PERSONS

A.Section 16 Parties. The Company’s Board of Directors designates certain persons from time to time as the officers and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). Each such person, and each entity affiliated or associated with any such officer or director (other than venture capital funds affiliated with a director), is referred to herein as a “Section 16 Party.” Section 16 Parties must obtain prior approval to trade Company securities from the Compliance Officer in accordance with the procedures set forth in Section VI.D below. The Company will promptly notify any Section 16 Party in writing if the Company independently determines that such Section 16 Party is no longer legally subject to Section 16 of the Exchange Act.

B.Access Persons. The Company will determine from time to time those persons, other than Section 16 Parties who have regular access to material nonpublic information in the normal course of their duties for the Company. Each such person is referred to herein as an “Access Person.” The Company will promptly notify any Access Person if the Company independently determines that such Access Person no longer has access to material nonpublic information about the Company.

IV.INSIDER TRADING COMPLIANCE OFFICER

The Company has designated the Company’s General Counsel as its Insider Trading Compliance Officer (“Compliance Officer”) and in the event of the General Counsel’s unavailability, the Company’s Chief Financial Officer, shall be authorized to serve as Compliance Officer in the interim. The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Parties or Access Persons in accordance with the procedures set forth in Section VI.D below, except that with respect to the Compliance Officer, any proposed trades must be approved by the Company’s Chief Financial Officer. The Compliance Officer may consult with the Company’s outside legal counsel.

In addition to the trading approval duties described in Section VI.D below, the duties of the Compliance Officer will include the following:

A.Administering and interpreting this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.Responding to all inquiries relating to this policy and its procedures.

C.Designating and announcing special trading blackout periods during which no designated employees, officers or directors may trade in Company securities.

D.Providing copies of this policy and other appropriate materials to all current and new employees, officers and employees, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.

E.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (“Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

F.Revising this policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by the Company’s Board of Directors or a duly authorized committee thereof.

G.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

H.Maintaining the accuracy of the list of Section 16 Parties and the list of persons who meet (or are exempt from) the designation of an Access Person, and updating such lists periodically as necessary to reflect additions or deletions.

I.Providing a reporting system with an effective whistleblower protection mechanism.

J.Providing prior approval to trade in Company securities in accordance with the procedures set forth in Section VI. D below.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

V.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;

•potential material mergers and acquisitions or material sales of Company assets or subsidiaries;

•stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

•significant changes in senior management;

•developments regarding significant litigation or government agency investigations;

•cybersecurity risks and incidents, including vulnerabilities and breaches;

•offerings of Company securities;

•new major contracts or customers, or the loss of a major customer; and

•initiation of a significant lawsuit.

Material information is not limited to historical facts but may also include projections and forecasts. Information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

B.“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, Web casts or financial news services and investors have not been given the opportunity to absorb the information. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the second full trading day following the Company’s widespread public release of the information.

C.Consult the Compliance Officer for Guidance

Employees, officers or directors who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI.STATEMENT OF COMPANY POLICY AND PROCEDURES

A.Prohibited Activities

1.No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section VI.C). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the employee, officer or director has material nonpublic information, the prohibition still applies.

2. No employee, officer or director may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no employee, officer or director may trade in the Company securities during any special trading blackout periods designated by the Compliance Officer that are applicable to such employee, officer or director (except as permitted by Section VI.C).

3.No Section 16 Party or Access Person may trade in Company securities unless the proposed trade by that Section 16 Party or Access Person has been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).

4.The Compliance Officer may not trade in Company securities unless the trade has been approved by the Company’s Chief Financial Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C).

5.No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or as authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

6.No employee, officer or director may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers or directors from giving trading advice concerning the Company to third parties even when the directors, officers and employees do not possess material nonpublic information about the Company.

7.No employee, officer or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).

8.No employee, officer or director may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information about that company.

9.Except as permitted by Section VI.C, no employee, officer or director may make a gift or other transfer without consideration of Company securities during a period when that employee, officer or director is not permitted to trade.

10.No director, officer or employee may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to the Company.

11.No entity over which an employee, officer or director has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or shareholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or shareholders of that entity have agreed in writing to hold the securities until the trading window described in VI.B below is first open.

12.It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its Corporate Communications Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Company spokesperson. Please see the Company’s Corporate Communications Policy for details.

B.     Trading Windows and Blackout Periods

1.Trading Windows for Section 16 Parties and Access Persons. After obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section VI.D below, Section 16 Parties and Access Persons may trade in Company securities only during the period beginning at the opening of trading on the second business day following the Company’s widespread public release of quarterly or year-end earnings (not including the date of such earnings release), and ending at the close of trading on the seventh day of the third month of the then-current quarter (or if such date falls, on a weekend or holiday, then the prior business day), as long as they are not in possession of material nonpublic information or subject to any special trading blackout.

2.Trading Windows for Other Employees. Any employees who are not Section 16 Parties or Access Persons may trade in Company securities only during the period beginning at the opening of trading on the second business day following the Company’s widespread public release of quarterly or year-end earnings (not including the date of such earnings release), and ending at the close of trading on the seventh day of the third month of the then-current quarter (or if such date falls on a weekend or holiday then the prior business day), as long as they are not in possession of material nonpublic information or subject to any special trade blackout. Employees who are not Section 16 Parties or Access Persons need not obtain approval from the Compliance Officer prior to trading.

3.Trading Windows for Affiliated Venture Capital Funds. Venture capital funds affiliated with a director may trade in Company securities only during the period beginning at the opening of trading on the second business day following the Company’s widespread public release of quarterly or year-end earnings (not including the date of such earnings release), and ending at the close of trading on the seventh day of the third month of the then-current quarter (or if such date falls on a weekend or holiday, then the prior business day), as long as they are not in possession of material nonpublic information or subject to any special trading blackout.

4.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No employee, officer or director possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the opening of trading on the second full trading day following the Company’s widespread public release of the information.

5.No Trading During Blackout Periods. The Compliance Officer may designate special trading blackouts that apply to particular individuals or groups of persons for such time as is determined by the Compliance Officer. No director, officer or employee may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No director, officer or employee may disclose to any outside third party that a special blackout period has been designated.

C.     Exception for Transfers Pursuant to Rule 10b5-1

The restrictions outlined in Sections VI.A.1, 2, 3, 4 and 9 and VI.B shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that is established by a Section 16 Party, or by an Access Person, and: (a) complies with the requirements of Rule 10b5-1 (“Rule 10b5-1 Plan”), including the requirement that such Rule 10b5-1 Plan be established when such person is not in possession of material nonpublic information or subject to a special blackout, (b) has been approved by the Compliance Officer at least one month in advance of the first trade thereunder (or such other date as required by applicable law) and (c) with respect to which the Company’s Compliance Officer has received the certification referred to in Section VI.D.2.c. No such approval by the Compliance Officer shall be considered the Compliance Officer’s or the Company’s approval that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1.

D.     Procedures for Approving Trades

1.Section 16 Parties and Access Persons. No Section 16 Party or Access Person or such person’s spouse, other persons living in such person’s household and minor children or entities over which such person exercises control may , directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company securities, until:

a.The person trading has notified the Compliance Officer in writing of the amount and     nature of the proposed trade(s) (see form attached hereto);

b.The person trading has certified, during the applicable pre-clearance application period or during the applicable trading window, to the Compliance Officer in writing (see form attached hereto) prior to the proposed trade during an applicable trading window that:

(i) such person is not in possession of material nonpublic information concerning the Company, and
(ii)    the proposed trading does not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws, and

c.The Compliance Officer has approved the trade(s) and has certified such approval in writing, except as provided in paragraph 2 of this subsection.

d.Unless revoked, a grant of permission will remain valid until the earlier of (i) the close of the applicable trading window and (ii) the close of trading on the last permitted trading day indicated in the permission countersigned by the Compliance Officer.

For the purposes of this Section VI.D, notification or certification in writing shall include such notification or certification via a digitally-signed e-mail or electronic signature.

2.Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:

a.The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;

b.The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least one month in advance of the first trade thereunder (or such other date as required by applicable law); and

c.The person establishing the Rule 10b5-1 Plan has certified during the applicable pre-clearance application period or during the applicable trading window, to the Compliance Officer in writing prior to the date that the Rule 10b5-1 Plan is formally established, that:
(i)     such person is not in possession of material nonpublic information concerning the Company and all such trades to be made pursuant to the Rule 10b5-1 Plan will be made in accordance with Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable; and

(ii)    the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1.

d.In order to effect an amendment to an existing Rule 10b5-1 Plan, the person amending such plan must satisfy all of the conditions set forth in Section VI.D.2.a-c with respect to such amendment.

3.     No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Section 16 Parties or Access Persons or to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.

E.     Employee Stock Purchase and Equity Incentive Plans

1.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s Employee Stock Purchase Plan that is used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this policy.

2.Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired upon the exercise of options to purchase Company stock, but not to the acquisition of Company stock by such exercise.

F.    Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any employee, officer or director who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

VII.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties of several times the profit made or loss avoided, pay significant criminal penalties and serve a substantial jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

B.Company Discipline

Violation of this policy or federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.Reporting of Violations
Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer, the Chief Financial Officer or the Chief Executive Officer. Upon learning of any such violation, the Compliance Officer, Chief Financial Officer or the Chief Executive Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

Trupanion, Inc.

APPLICATION AND APPROVAL FORM FOR TRADING BY SECTION 16 PARTIES AND ACCESS PERSONS

Name: ________________________________________________________________________

Title: _________________________________________________________________________

Proposed Trade to occur during the following Open Trading Window:

Open Trading Window Start Date: _______________

Open Trading Window End Date: _______________

Type of Security to be Traded: ______________________________________________

Type of Trade that will be executed (check all that apply):

□     Buy TRUP stock

□     Sell TRUP stock

□     Conduct a stock option exercise via Same-Day-Sale (exercise your stock options         and sell all your TRUP stock) or Sell-To-Cover (exercise your stock options and sell enough TRUP stock to cover the exercise price owed to the Company)
□     Other (please describe): _________________________________________

Number of Shares or Other Securities to be Traded: _________________________

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION

While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:

• financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;

• potential material mergers and acquisitions or material sales of Company assets or subsidiaries;

• stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

• significant changes in senior management;

•new major contracts or customers, or the loss of a major customer; and

•initiation of a significant lawsuit.

Trupanion, Inc.

CERTIFICATION

I, (please print name)_________________________________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning Trupanion, Inc. (together with its subsidiaries, the “Company”), as defined in the Company’s Insider Trading Policy and (ii) to the best of my knowledge, the proposed trade(s) in the trading window listed above does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

________________________
(Signature)

Date signed: _____________

INSIDER TRADING COMPLIANCE OFFICER REVIEW AND DECISION

The undersigned hereby certifies that the Insider Trading Compliance Officer of the Company has reviewed the foregoing application and (Insider Trading Compliance Officer to initial one of the following): _________ APPROVES _________ PROHIBITS the proposed trade(s) in the trading window listed above.

____________________________
(Signature)

Insider Trading Compliance Officer (or Designee)

Date signed: ____________________________

Trupanion, Inc.

Insider Trading Compliance Program - Preclearance Checklist

Individual Proposing to Trade:

Compliance Officer:

Proposed Trading Window (Start and End Dates):

Proposed Trading Dates:

Date:

□     Trading Window. Confirm that the trading will be made during the Company’s “trading window.”
□     Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trading will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Ensure that no matching purchase or sale has occurred in the past six (6) months (or is likely to occur in the next six (6) months).

Also, ensure that a Form 4 has been or will be completed and will be timely filed.

□    Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited transaction.

□     Rule 144 Compliance. Confirm that:

□    Current public information requirement has been met.

□    Shares are not restricted or, if restricted, the applicable holding period has been met.

□    Volume limitations are not exceeded (confirm the individual is not part of an     aggregated group), if applicable.

□    The manner of sale requirements will be met, if applicable.

□    The Notice on Form 144 has been completed and filed, if applicable.

□     Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the inside information.

__________________________________
Signature of Compliance Officer

Trupanion, Inc.

Re:     Insider Trading Policy

Ladies and Gentlemen:

Enclosed is a copy of the Insider Trading Policy, as amended by the Board of Directors of Trupanion, Inc. (“Company”) on February [_], 2025. PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider trading can be drastic to both you and the Company.

To show that you have read the Insider Trading Policy and agree to be bound by it, please sign and return the attached copy of this letter to the Company’s General Counsel, as soon as possible.

Very truly yours,

__________________________________
[TITLE]

______________________________________________________________________________

CERTIFICATION

The undersigned certifies that the undersigned has read, understands and agrees to comply with the Insider Trading Policy of Trupanion, Inc. (“Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.

INDIVIDUAL:

__________________________________
(Signature)

Printed name: _______________________
Date signed: ________________________